Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2016

Shareholders, Clients, and Team Members:

In August, I began my fourth year as CEO of United Bancshares, Inc. I continue to be thankful for the privilege to work beside a dedicated Board of Directors and a talented and dedicated team of over 170 outstanding individuals. Thanks to their efforts, I am pleased to report that your Company is having another successful year.

That success includes year to date reported net income in excess of $4.0 million, return on equity of 7.23% and return on assets of .87%.  During the past year and a half your team has been repositioning the balance sheet of the acquired institution through systematically allowing volatile deposits and loan run off, while building a robust pipeline throughout our markets. Your management team remains committed to a methodical, logical and consistent growth strategy through building relationships in our communities and reviewing other opportunities as they present themselves.  We continue to believe that a measured balance sheet growth strategy reduces overall risk and will drive long-term value for our shareholders.

Additionally, the Board of Directors declared an $0.11 per share dividend, payable on December 15th, 2016 to shareholders of record as of November 30th, 2016.  This decision was reached after their review of your Company’s capital position, risk profile, earnings levels, and capital sources available for growth.  We understand how important dividends and increased stock value are for many of our shareholders; both of these investment objectives have and will remain important parts of the Company’s consideration as the Board determines capital allocation.

I remain optimistic about the long-term future of your Company.  My belief comes not from the ability to forecast when rates will increase or whether the economy will continue to expand, but is firmly placed on the commitment and abilities of my fellow team members. The foundation for continued success for our Company continues to be derived from their outstanding abilities to identify the best growth opportunities, balance risk with return, adapt to rapidly changing technologies and threats, and our shared cultural values of respect and accountability toward our customers, shareholders, colleagues, and communities.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2016	Nine months ended September 30, 2015
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 16,089	$ 17,136
Interest expense	1,652	1,578
Net interest income	14,437	15,558
Provision (credit) for loan and lease losses	(700)	100
Net interest income after provision (credit) for loan and
lease losses	15,137	15,458
Non-interest income	3,471	3,323
Non-interest expenses	13,371	13,257
Income before income taxes	5,237	5,524
Provision for income taxes	1,216	996
Net income	$ 4,021	$ 4,528

Average common shares outstanding	3,295,307	3,346,161

PER COMMON SHARE
Net income	$ 1.22	$ 1.35
Book value	$23.00	$21.46
Tangible book value	$19.68	$18.15
Closing price	$19.99	$15.69

FINANCIAL RATIOS
Return on average assets	0.87%	0.95%
Return on average equity	7.23%	8.74%
Net interest margin	3.53%	3.66%
Efficiency ratio	72.88%	68.60%
Loans to deposits	69.39%	70.10%
Allowance for loan and lease losses to loans	0.94%	1.00%

PERIOD END BALANCES
	As of September 30, 2016	As of September 30, 2015
Assets	$615,314	$616,092
Loans and leases, gross	$359,082	$359,279
Deposits	$517,498	$512,554
Shareholders' equity	$ 75,344	$ 71,445

Common shares outstanding	3,276,514	3,329,129

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211